Executive Employment Agreement
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 29, 2020, by and between Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”), and Heath R. Fear (the “Executive”) and shall be effective as of December 31, 2020 (the “Effective Date”).
WHEREAS, the Executive currently serves as the Company’s Executive Vice President and Chief Financial Officer, and the Company and the Executive have entered in an Executive Employment Agreement, effective as of November 5, 2018 (the “2018 Employment Agreement”) ;
WHEREAS, the Company and the Executive desire to continue that relationship on the revised terms set forth in this Agreement, which shall supersede and replace the 2018 Employment Agreement and any amendments thereto;
WHEREAS, the Executive shall not be entitled to any future payment contemplated under prior agreements, including the 2018 Employment Agreement, except as specifically provided herein; and
WHEREAS, upon recommendation of the Compensation Committee (the “Committee”) of the Board of Trustees of the Company (the “Board”), the Board has approved and authorized the entry into this Agreement with the Executive.
NOW, THEREFORE, it is AGREED as follows:
1.Positions, Term, and Duties. The Company hereby agrees to continue the employment of the Executive as its Executive Vice President and Chief Financial Officer, and the Executive hereby accepts such continuation of his employment, on the terms and conditions set forth below.
a.Term. The Executive’s employment hereunder shall be for a term commencing as of the Effective Date and ending as of the earlier of (i) December 31, 2025 or such later date to which the Term of this Agreement may be extended pursuant to Section 1.1(a) or (ii) the Termination Date determined in accordance with Section 12.11 (such period, the “Term”).
i.Extension of Term. Unless the Executive’s employment with the Company terminates earlier in accordance with Sections 1.1(c) or 1.1(d), or either of the parties pursuant to Section 1.1(b) elect not to extend the Term, the Term of this Agreement shall automatically be extended (i) as of December 31, 2025, and each December 31st thereafter, such that on each such date the Term shall be extended for an additional one-year period, and (ii) notwithstanding the immediately preceding clause, (A) as of the consummation of a Change in Control during the Term, such that on such date the Term shall be extended until the second anniversary of the consummation of such Change in Control, and (B) as of each subsequent anniversary of the consummation of such Change in Control thereafter, such that on each such date the Term shall be extended for an additional one-year period.
ii.Election Not to Extend Term. The Executive or the Board, by written notice delivered to the other, may at any time elect to terminate the automatic extension provision of Section 1.1(a)(i) or (ii)(B). Any such election may be made at any time but must be made at least 180 days prior to the date as of which the Term would otherwise be extended pursuant to Section 1.1(a). The parties agree that the expiration of the Term in accordance with this Section 1.1(b) shall not be considered a termination by the Company without Cause or by the Executive for Good Reason under this Agreement.
iii.Early Termination. The Company may terminate the Executive’s employment with or without Cause or on account of Disability, with written notice delivered to the Executive from the Board; provided, that the Company shall have no right to terminate the Executive’s employment on account of Disability if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably certain that the Executive will be able to resume the Executive’s duties on a regular full-time basis within ninety (90) days following the date the Executive receives notice of such termination on account of Disability. Any termination in accordance with this Section 1.1(c) shall not be, nor shall it be deemed to be, a breach of this Agreement.
iv.Early Resignation. The Executive may resign from the Company for any reason, including Good Reason. The Executive shall effect a Good Reason termination by providing at least thirty (30) days’ advance written notice to the Board of the applicable Good Reason criteria; provided that the Executive provided written notice of the existence of the condition that is the basis for such Good Reason within ninety (90) days of the first occurrence of such condition; and further provided that if the basis for such Good Reason is correctible and the Company corrects the basis for such Good Reason within thirty (30) days after receipt of such notice of the occurrence of the condition, the Good Reason defect shall be cured, and the Executive shall not then have the right to terminate his employment for Good Reason with respect to the occurrence addressed in the written notice. Notwithstanding the prior sentence, in no event may the Executive effect a Good Reason termination for a condition that is the basis for such Good Reason more than one year after the first occurrence of such condition.
v.Termination and Offices Held. At the time that the Executive ceases to be an employee of the Company, the Executive agrees that he shall resign from any offices he holds with the Company and any affiliate, including any boards of directors or boards of trustees.
b.Duties. The Executive shall faithfully perform for the Company the duties incident to the office of Executive Vice President and Chief Financial Officer and shall perform such other duties of an executive, managerial, or administrative nature as shall be specified and designated from time to time by the Board, the Executive’s “Reporting Officer” as designated in Schedule 1 and/or the Company’s Chief Executive Officer (including the performance of services for, and serving on the board of directors of, any affiliate of the Company without any additional compensation). The Executive shall report to the “Reporting Officer” designated in Schedule 1 subject to the power of the Board or the Chief Executive Officer to change the designated “Reporting Officer.” The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from (a) participating as a member of the board of directors of one (1) non-affiliated company that is not a competitor of the Company, provided that such participation is approved in advance by the Board and the Company’s Chief Executive Officer and (b) performing personal and charitable activities and any other activities approved by the Board, in each case so long as such activities do not materially interfere with the Executive’s duties for the Company. The Board may delegate its authority to take any action under this Agreement to the Committee.
c.Location. The Executive’s primary work location will be the Company’s headquarters in Indianapolis, Indiana, and it is anticipated that the Executive will spend, on average, three days a week working from Indianapolis, Indiana, and two days a week working remotely. The Executive acknowledges, however, that in order to effectively perform his duties, he will occasionally be required to travel for business purposes
2.Compensation.
a.Salary. For the remainder of the 2020 calendar year during the Term, the Company shall pay the Executive at an annual rate of $450,000, and commencing as of January 1, 2021 during the Term, the Company shall pay the Executive at an annual rate of $500,000 (such amount, the “Base Salary”). The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board or the Committee, as applicable. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect. Upon any such increase, the increased amount shall thereafter be deemed to be the Base Salary for purposes of this Agreement. The Base Salary shall be payable in such installments as shall be consistent with the Company’s payroll procedures for senior executives generally. Notwithstanding the employment of the Executive by the Company, the Company shall be entitled to pay the Executive from the payroll of any subsidiary of the Company.
b.Annual Cash Incentive. During the Term, the Executive shall be eligible to receive an annual cash bonus for each of the Company’s fiscal years based on performance objectives established by the Committee each such fiscal year (the “Annual Cash Incentive”). The Executive’s target Annual Cash Incentive amount for each applicable fiscal year will be the percentage of Base Salary designated as the target by the Committee, which amount shall be at least 100% of the Base Salary then in effect for each applicable year (such applicable target, the “Full-Year Target”). Notwithstanding the preceding, the Executive’s actual Annual Cash Incentive, if any, may be below (including zero), at, or above, the Full-Year Target based upon the achievement of the performance objectives, and payment of any such Annual Cash Incentive shall be in accordance with the terms of such program; provided that the Annual Cash Incentive shall be paid to the Executive in no event later than March 15th of the calendar year following the fiscal year in which the Annual Cash Incentive was earned. Except as otherwise provided in this Agreement, no Annual Cash Incentive will be earned or payable following the Executive’s Termination Date.
c.Equity Awards.
i.Generally. During the Term, the Executive shall be entitled to participate in the Kite Realty Group Trust 2013 Equity Incentive Plan, as amended and/or restated from time to time, and any successor plan thereto (the “Plan”), and subject to Board or Committee approval, to receive equity or equity-based awards (the “Equity Awards”) pursuant thereto.
ii.Special Retention Award. As of the Effective Date, the Executive shall receive a special one-time retention grant pursuant to the Plan of LTIP units with respect to the Company’s operating partnership, with an aggregate grant date value of $1,000,000, where the actual number of LTIP units granted will be determined using the closing price of a share of the Company’s common stock as of the trading day immediately prior to the grant date (such grant, the “Special Retention Award”). Subject to the terms and conditions of the Plan and the applicable award agreement, one-third of the Special Retention Award will vest on each of December 31, 2023, December 31, 2024, and December 31, 2025, subject to the Executive’s continued employment on each applicable date, and any vested LTIP units resulting from such Special Retention Award will be subject to a one-year “no-sell” restriction following vesting. For the avoidance of doubt, the Special Retention Award shall also be considered an Equity Award for purposes of this Agreement.
iii.Except as provided in Section 4 and Section 5, all other terms of the Equity Awards shall be governed by the Plan, programs, agreements, and other documents pursuant to which such Equity Awards were granted.
d.Benefits. During the Term, the Executive shall be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other senior executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs. During the Term, the Company shall maintain customary liability insurance for trustees and officers and list the Executive as a covered officer.
e.Vacation. During the Term, the Executive shall be entitled to vacation in accordance with the Company’s policy, as in effect from time to time. Notwithstanding the foregoing, the Executive will receive at least six (6) weeks of personal time off (“PTO”) per year.
f.Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally. In addition, during the Term, for so long as the Executive’s principal residence is not in the greater Indianapolis, Indiana metropolitan area, the Company shall reimburse the Executive for up to $3,500 per month for housing and ordinary commuting expenses associated with working from the Company’s Indianapolis headquarters, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.
3.Termination for Cause or Resignation by the Executive Other than for Good Reason. In the event of the Executive’s resignation other than for Good Reason or his termination by the Company for Cause during the Term, all obligations of the Company under Sections 1 and 2 will immediately cease as of the Executive’s Termination Date. In connection with this resignation or termination, within ten (10) days of the Executive’s Termination Date, the Company will pay the Executive the amount of the Executive’s Compensation Accrued at Termination, and the Executive’s rights, if any, under any Company benefit plan or program shall be governed by such plan or program.
4.Termination On Account of Death or Disability. In the event of the Executive’s termination of employment with the Company on account of death or Disability during the Term, all obligations of the Company under Sections 1 and 2 will immediately cease as of the Executive’s Termination Date. In connection with this termination, (a) within ten (10) days of the Executive’s Termination Date, the Company will pay the Executive (or, in the case of the Executive’s death, the Executive’s beneficiary or, if none has been designated in accordance with Section 10.3, the Executive’s estate), (i) the amount of the Executive’s Compensation Accrued at Termination and (ii) a single sum cash payment equal to the Partial Year Bonus; (b) all Equity Awards held by the Executive, other than any Performance-Based Award that references and proclaims to supersede this Agreement and as to which the provisions of such Performance-Based Award shall control, shall become fully vested and exercisable; (c) the Company will provide the benefits described in Section 5.3; and (d) the Executive’s rights, if any, under any Company benefit plan or program shall be governed by such plan or program. A Performance-Based Award becoming vested under this Section 4 (rather than pursuant to the award agreement applicable to such Performance-Based Award) shall vest at the target level.
5.Termination Without Cause or for Good Reason. In the event of the Executive’s termination of employment by the Company without Cause or the Executive’s resignation from employment by the Company for Good Reason during the Term, all obligations of the Company under Sections 1 and 2 will immediately cease as of the Executive’s Termination Date. In connection with this termination or resignation, (a) within ten (10) days of the Executive’s Termination Date, the Company will pay the Executive the amount of the Executive’s Compensation Accrued at Termination; (b) the Executive’s rights, if any, under any Company benefit plan or program shall be governed by such plan or program; and (c) subject to the requirements of Section 5.6, the Executive shall be entitled to the benefits described in Section 5.1, Section 5.2, Section 5.3, and to the extent applicable, Section 5.4 and Section 5.5.
a.Severance.
i.With respect to a termination of employment under this Section 5 other than during the CIC Protection Period, the benefits under this Section 5.1 shall consist of a single sum severance cash payment equal to two (2) times the sum of: (i) the Executive’s Base Salary in effect on the Termination Date, plus (ii) the average Annual Cash Incentive actually paid to the Executive with respect to the Company’s three (3) fiscal years prior to the year in which the Termination Date occurs, which shall be paid in accordance with Section 5.6; or
ii.With respect to any termination of employment under this Section 5 during the CIC Protection Period, the benefits under this Section 5.1 shall consist of a single sum severance cash payment equal to three (3) times the sum of: (i) the Executive’s Base Salary in effect on the Termination Date, plus (ii) the average Annual Cash Incentive actually paid to the Executive with respect to the Company’s three (3) fiscal years prior to the year in which the Termination Date occurs, which shall be paid in accordance with Section 5.6.
iii.For purposes of this Section 5.1, if the Executive has not been employed by the Company during the entirety of the prior three (3) fiscal years prior to the year in which the Termination Date occurs, then clause (ii) of each of Section 5.1(a) and 5.1(b) shall be replaced with: “the average Annual Cash Incentive actually paid to the Executive with respect to each full fiscal year for which the Executive has been employed by the Company.”

b.Bonus.
i.With respect to a termination of employment under this Section 5 other than during the CIC Protection Period, the benefits under this Section 5.2 shall consist of a single sum cash payment equal to the Partial Year Bonus, payable in accordance with Section 5.6; provided, that, no amount may be paid under this Section 5.2(a) unless the Company performance criteria for payment of an Annual Cash Incentive are achieved at the level required for a payout at the Full-Year Target level or above as of the close of the fiscal year in which the Termination Date occurs; or
ii.With respect to a termination of employment under this Section 5 during the CIC Protection Period, the benefits under this Section 5.2 shall consist of a single sum cash payment equal to the Partial Year Bonus, determined without regard to achievement of the performance criteria, payable in accordance with Section 5.6.
c.Medical, Prescription, and Dental Benefits. With respect to a termination of employment under Section 4 and any termination of employment under this Section 5, the benefits under this Section 5.3 shall consist of continued medical, prescription, and dental benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies, and programs provided by the Company to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if the Executive’s employment had not been terminated, for eighteen (18) months after the Executive’s Termination Date; provided, however, that if the Executive becomes employed by another employer and is eligible to receive medical, prescription, and dental benefits under a plan provided by such other employer, the medical, prescription, and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.
d.Accelerated Vesting of Time Vested Awards. With respect to any termination of employment under this Section 5, the benefits under this Section 5.4 shall consist of all Equity Awards held by the Executive at termination of employment, including but not limited to, stock options, restricted stock, and restricted stock units, whether or not granted as performance-based awards, and which at the time of termination of employment are subject only to time-vesting based on service (the “Time Vested Awards”), becoming fully vested and non-forfeitable as of the Termination Date to the extent not already so vested.
e.Accelerated Vesting of Performance-Based Awards.
i.With respect to a termination of employment under this Section 5 other than during the CIC Protection Period, the benefits under this Section 5.5 shall consist of all Equity Awards held by the Executive at termination of employment which are subject to cancellation in the event the stated performance objectives are not satisfied, including but not limited to, stock options, restricted stock, and restricted stock units, and for which at the time of the Executive’s termination of employment, the performance objectives have not been satisfied (the “Performance-Based Awards”), remaining eligible to become vested and non-forfeitable on a Pro-Rata Basis, but only if and to the extent that the applicable performance objectives are achieved at the end of the performance period. With respect to the provision for vesting and non-forfeiture of an award on a Pro-Rata Basis as described herein, only the performance periods under the award that have already commenced as of the Termination Date shall be taken into account to determine whether the performance objectives ultimately are achieved, and any performance period that has not commenced as of the Termination Date shall be disregarded for purposes of determining whether the award becomes vested and non-forfeitable on a Pro-Rata Basis; or
ii.With respect to a termination of employment under this Section 5 during the CIC Protection Period, the benefits under this Section 5.5 shall consist of all Performance-Based Awards becoming fully vested and non-forfeitable as of the Termination Date, with the applicable performance objectives deemed to have been met at the greater of (i) target level at the Termination Date, or (ii) actual performance at the Termination Date.
iii.Notwithstanding the foregoing, to the extent that any Performance-Based Award references and proclaims to supersede this Agreement, the provisions of such Performance-Based Awards shall control and supersede this Section 5.5.
f.Waiver and Release Agreement. The Executive agrees to execute at the time of the Executive’s termination of employment a Waiver and Release Agreement in a form provided to the Executive by the Company (the “Waiver and Release Agreement”), substantially in the form attached hereto as Exhibit C, the terms and conditions of which are specifically incorporated herein by reference. The execution and delivery of the Waiver and Release Agreement shall be made within forty-five (45) days following delivery to the Executive of the Waiver and Release Agreement, and the Company shall (a) pay the benefits under Section 5.1 and Section 5.2(b) within ten (10) days following the date the Waiver and Release is no longer revocable by the Executive, provided that if the Executive’s consideration period for such Waiver and Release Agreement spans two calendar years, such payment shall be paid no earlier than the first business day of the second calendar year, (b) pay the benefits under Section 5.2(a) at the same time as payment is made to all other participants under the Annual Cash Incentive program following the close of the fiscal year in which the Termination Date occurs. If the Waiver and Release Agreement is not executed within the forty-five (45)-day period post-delivery, the Executive will forfeit all benefits provided pursuant to Section 5.1, Section 5.2, Section 5.3, Section 5.4, and Section 5.5. If the Waiver and Release Agreement is not received by the Executive within five (5) days following the Executive’s Termination Date, it shall not be required, and this Section 5.6 shall be null and void.
6.Nature of Payments. For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in Section 3, Section 4, and Section 5 constitute liquidated damages for termination of his employment during the Term.
7.Golden Parachute Excise Tax Provisions. In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total Payments shall be reduced so that no portion of the Payment would constitute an “excess parachute payment” under Section 280G of the Code and by reason of such excess parachute payment the Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if the Executive (or the Executive’s tax advisor) determines that the after-tax value of the reduced payments calculated with the foregoing restriction exceed those calculated without the foregoing restriction. In that event, the Executive shall designate those rights, payments, or benefits under this Agreement, any other agreements, and any benefit arrangements that should be reduced or eliminated so as to avoid having any portion of the Payments be deemed to be an excess parachute payment; provided, however, that in order to comply with Section 409A of the Code, the reduction or elimination will be performed in the order in which each dollar of value subject to a right, payment, or benefit reduces the parachute payment to the greatest extent. Except as otherwise expressly provided herein, all determinations under this Section 7 shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of the Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon the Executive and the Company.
a.Company Withholding. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the determinations in the paragraph above, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.
8.Confidentiality; Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.
a.Confidential Information. The Executive acknowledges that, during the course of his employment with the Company, the Executive has been given or has become acquainted with Confidential Information (as hereinafter defined) of the Company and may continue to be given or become acquainted with Confidential Information. As used in this Section 8.1, “Confidential Information” of the Company means all confidential information, knowledge, or data relating to the Company or any of its affiliates, or to the Company’s or any such affiliate’s respective businesses and investments (including confidential information of others that has come into the possession of the Company or any such affiliate), learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates and which is not generally available lawfully and without breach of confidential or other fiduciary obligation to the general public without restriction, except with the Company’s express written consent or as may otherwise be required by law or any legal process.
The Executive acknowledges that the Confidential Information of the Company, as such may exist from time to time, is a valuable, confidential, special, and unique asset of the Company and its affiliates, expensive to produce and maintain, and essential for the profitable operation of their respective businesses. The Executive agrees that, during the course of his employment with the

Company, or at any time thereafter, he shall not, directly or indirectly, communicate, disclose, or divulge to any Person, or use for his benefit or the benefit of any Person, in any manner, any Confidential Information of the Company or its affiliates, acquired during his employment with the Company or any other confidential information concerning the conduct and details of the businesses of the Company and its affiliates, except as required in the course of his employment with the Company or as otherwise may be required by law. Notwithstanding the foregoing, nothing herein shall prevent the Executive from disclosing confidential or proprietary information to the extent required by law. Additionally, nothing herein shall preclude the Executive’s right to communicate, cooperate, or file a complaint with any U.S. federal, state, or local governmental or law enforcement branch, agency, or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state, or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Nothing herein shall preclude the Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in any related court proceeding, provided that the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
All documents relating to the businesses of the Company and its affiliates including, without limitation, Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Company and such respective affiliates and must not be removed from the premises of the Company, except as required in the course of the Executive’s employment with the Company. The Executive shall return all such documents (including any copies thereof) to the Company when the Executive ceases to be employed by the Company or upon the earlier request of the Company or the Board.
a.Noncompetition. During the Term and, subject to the penultimate sentence of this Section 8.2, for a period of twelve (12) months following the termination of the Executive’s employment under this Agreement for any reason, or for a period of eighteen (18) months following the termination of the Executive’s employment pursuant to Section 5.1 during a CIC Protection Period, the Executive shall not, except with the Company’s express prior written consent, (a) directly or indirectly, engage in any business involving real property development, construction, acquisition, ownership, or operation, whether such business is conducted by the Executive individually or as a principal, partner, member, stockholder, director, trustee, officer, employee, or independent contractor of any Person or (b) own any interests in real property which are competitive, directly or indirectly, with any business carried on by the Company; provided, however, that this Section 8.2 shall not be deemed to prohibit any of the following: (i) any of the real estate (and real estate-related) activities listed on Exhibit A hereto, the Executive’s ownership, marketing, sale, transfer, or exchange of any of the Executive’s interests in any of the properties or entities listed on Exhibit A hereto, or any other permitted activities listed on Exhibit A hereto; and (ii) the direct or indirect ownership by the Executive of up to five percent (5%) of the outstanding equity interests of any public company. Notwithstanding the foregoing, the restrictions set forth in this Section 8.2 shall apply only (i) with respect to any Person that has been designated as being part of the Company’s peer group, as determined by the Committee and set forth in the most recent proxy statement filed by the Company, or (ii) with respect to any other Person that owns neighborhood or community shopping centers and with respect to (i) and (ii) only within the following “Restricted Areas”: (A) the states of Indiana, Florida, and Texas; (B) the area within a ten (10)-mile radius of any property owned or leased by the Company, as of the Executive’s Termination Date; (C) each county in each state in which the Company owns or leases property as of the Executive’s Termination Date; and (D) in any state in which the Company owns or leases at least five (5) properties as of the Executive’s Termination Date, the area within a fifty (50)-mile radius of any property owned or leased by the Company, as of the Executive’s Termination Date. Notwithstanding anything to the contrary in this Section 8.2, this Section 8.2 shall not apply (1) if a Change in Control is consummated on or after the Effective Date and if the Executive resigns without Good Reason during the period beginning on the first anniversary of the consummation of such Change in Control and ending on the second anniversary of the consummation of such Change in Control or (2) if the termination of the Executive’s employment under this Agreement is as a result of the Company’s election not to extend the Term in accordance with Section 1.1(b). For the avoidance of doubt, other than as set forth in the immediately preceding sentence, this Section 8.2 shall apply in all events if the Executive’s resignation is on account of Good Reason or without Good Reason or if the Executive is terminated by the Company for any reason whether before, as of, or following a Change in Control.
b.Non-Solicitation. During the Term and for a period of two (2) years following the termination of the Executive’s employment under this Agreement for any reason (other than as a result of the Company’s election not to extend the Term in accordance with Section 1.1(b)), the Executive shall not, except with the Company’s express prior written consent, for the benefit of any entity or Person (including the Executive) (a) solicit, induce, or encourage any employee of the Company, or any of its affiliates, to leave the employment of the Company, or solicit, induce, or encourage any customer, client, or independent contractor of the Company, or any of its affiliates, to cease or reduce its business with or services rendered to the Company or its affiliates or (b) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company (or any predecessor thereof) within one year of the termination of such employee’s or independent contractor’s employment or other service with the Company.
c.Cooperation With Regard to Litigation. The Executive agrees to cooperate with the Company, during the Term and thereafter (including following the Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Company or any affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any affiliate of the

Company, as may be reasonably requested and after taking into account the Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse the Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.
d.Non-Disparagement. The Executive shall not, at any time during the Term or thereafter disparage the Company, its affiliates, or their respective officers, directors, or trustees, nor shall the Company, its affiliates, or their respective officers, directors or trustees disparage Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude any Person from making truthful statements that are required by applicable law, regulation, or legal process.
e.Survival. The provisions of this Section 8 shall survive any termination or expiration of this Agreement.
f.Remedies. The Executive agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that, in the event of said breach or any threat of breach and notwithstanding Section 9, the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 9. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of this Section 8, including but not limited to the recovery of damages from the Executive.
9.Governing Law; Disputes; Arbitration.
a.Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Indiana, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof. If any court determines that any provision of Section 8 is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable, and in its modified form, such provision shall be enforced. If the courts of any one or more of jurisdictions hold Section 8 to be wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of the provisions of Section 8, as to breaches of such provisions in such other respective jurisdictions, such provisions as they relate to each jurisdiction’s being, for this purpose, severable, diverse, and independent covenants, subject, where appropriate, to the doctrine of res judicata.

b.Arbitration. Any dispute or controversy arising under or in connection with this Agreement, other than an action for a temporary restraining order or preliminary injunction to enforce Section 8 which may be brought in any court of competent jurisdiction, shall be settled exclusively by arbitration in Indianapolis, Indiana by three (3) arbitrators. The Executive and the Company shall each select one arbitrator and those two designated arbitrators shall select a third arbitrator. The arbitration shall not be administered by the American Arbitration Association; however, the arbitration shall be conducted by the three selected arbitrators using the procedural rules of the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of Indiana, (ii) any of the courts of the State of Indiana, or (iii) any other court having jurisdiction. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and the Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 9. Notwithstanding any provision in this Section 9, the Executive shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.
c.WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.
10.Miscellaneous.
a.Integration. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of the Executive by the Company, any parent or predecessor company, and the Company’s affiliates, including the 2018 Employment Agreement but excluding existing Equity Award contracts and employment benefit plans of the Company and its affiliates. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. The Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by the Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.
b.Successors; Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, and in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by the Executive, except in accordance with the laws of the descent and distribution or as specified in Section 10.3.
c.Beneficiaries. The Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following the Executive’s death.
d.No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event the Executive does mitigate, except as provided in Section 5.3.
e.Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such address as may be designated by such party by like notice:
If to the Company or the Board:

Kite Realty Group Trust
30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204
Attn: Compensation Committee of the Board of Trustees, Chairperson

With a copy to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attn: David Bonser, Esq.

If to Executive, to the address set forth in the records of the Company.

If the parties by mutual agreement supply each other with fax numbers for the purpose of providing notice by facsimile, such notice shall also be proper notice under this Agreement. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by fax communication during normal business hours on a business day or one business day after it is sent by fax and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand.
a.Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.
b.Attorneys’ Fees. In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding; provided, however, the Executive shall not be required to pay or reimburse the Company unless the claim or defense asserted by the Executive was unreasonable.
c.No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.
d.Offsets; Withholding. The amounts required to be paid by the Company to the Executive pursuant to this Agreement shall not be subject to offset. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Section 3, Section 4, and Section 5, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.
e.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
f.Representations of the Executive. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder.
g.Conflicting Terms. Except as provided in Section 4, Section 5.4, and Section 5.5, in the event of any conflict between the terms of this Agreement and the terms of any other compensation plan, agreement, or award (including, without limitation, any annual or long term bonus and any equity based award), the terms and conditions of this Agreement shall govern and control.
11.Section 409A Savings Provisions. It is intended that the payments and benefits provided under this Agreement shall be exempt from the application of the requirements of Section 409A of the Code and the regulations and other guidance issued thereunder (collectively, “Section 409A”) or be compliant with such requirements. Specifically, each payment provided under this Agreement is intended to be one of a series of separate payments that qualify for the “short term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. This Agreement shall be construed and administered in such manner as shall be necessary to effect an exemption from, or compliance with, Section 409A; provided, the preceding provisions shall not be construed as a guarantee by the Company or any of its affiliates of any particular tax effect to the Executive of the payments and other benefits under this Agreement.
a.Separation from Service. The Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.
b.Specified Employee Provisions. Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (a) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (b) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such Delay Period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
c.Expense Reimbursements. (a) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred; (b) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit; and (c) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
12.Definitions.
a.Affiliate. For purposes of this Agreement, an “affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries. Notwithstanding the foregoing, the persons listed on Exhibit B, as such Exhibit B is updated from time to time by the mutual agreement of the parties, shall not be affiliates of the Company.
b.Cause. For purposes of this Agreement, “Cause” shall mean Executive’s:
i.Conviction for (or pleading nolo contendere to) any felony;

ii.Commission of any act of fraud, theft, or dishonesty related to the business of the Company or its affiliates or the performance of the Executive’s duties hereunder;
iii.Willful and continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder;
iv.Material violation of the covenants contained in Section 8; or
v.Willful and continuing material breach of this Agreement.
For purposes of this Section 12.2, no act, or failure to act, by the Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its affiliates.
a.Change in Control. For purposes of this Agreement, “Change in Control” shall mean:
i.The dissolution or liquidation of the Company;
ii.The merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than fifty percent (50%) of the voting securities of the surviving entity immediately thereafter;
iii.A sale of all or substantially all of the assets of the Company to another person or entity;
iv.Any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than persons who are shareholders or affiliates immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company; or
v.Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board.
b.CIC Protection Period. For purposes of this Agreement, “CIC Protection Period” shall mean the period commencing as of the date of the consummation of a Change in Control and ending on the second anniversary of the consummation of such Change in Control.
c.Compensation Accrued at Termination. For purposes of this Agreement, “Compensation Accrued at Termination” means the following:
i.The unpaid portion of annual Base Salary at the rate payable, in accordance with Section 2.1 hereof, at the Executive’s Termination Date, pro-rated through such Termination Date, payable in accordance with the Company’s regular pay schedule;

ii.Payment for vacation accrued under this Agreement but unused as of the Executive’s Termination Date;
iii.Except in the event the Executive’s employment is terminated for Cause (except to the extent otherwise required by law), all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the Executive’s Termination Date under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 2.2 and 2.3 hereof (including any earned and vested Annual Cash Incentive which the Company agrees is earned for purposes of this definition as of the close of business on the last day of the fiscal year) in which the Executive theretofore participated, payable (except as otherwise provided in Section 3, Section 4, and Section 5 of this Agreement) in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and
iv.Reasonable business expenses and disbursements incurred by the Executive prior to the Termination Date, to be reimbursed to the Executive, as authorized under Section 2.6, in accordance with the Company’s reimbursement policies as in effect at the Executive’s Termination Date.
d.Disability. For purposes of this Agreement, “Disability” means the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement). This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code, and other applicable law.
e.Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances:
i.The material reduction of the Executive’s authority, duties, and responsibilities, or the assignment to the Executive of duties materially and adversely inconsistent with the Executive’s position or positions with the Company and its affiliates;
ii.A material reduction in Base Salary of the Executive except in connection with a reduction in compensation generally applicable to senior management employees of the Company;
iii.The Company requiring the Executive to relocate his principal place of business for the Company to a location more than fifty (50) miles from the Company’s principal place of business in Indianapolis, Indiana;
iv.The failure by the Company to obtain an agreement from any successor to the business of the Company to assume and agree to perform this Agreement; or
v.The Company’s material breach of this Agreement.
f.Partial Year Bonus. For purposes of this Agreement, “Partial Year Bonus” shall mean an amount equal to the product of (a) the Executive’s Full-Year Target Annual Cash Incentive for the fiscal year in which the Executive’s employment terminates and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the Executive’s Termination Date, and the denominator of which is 365.
g.Person. For the purposes of this Agreement, “Person” shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company, or other entity or any government, governmental agency, or political subdivision.

h.Pro-Rata Basis. For purposes of this Agreement, vesting on a “Pro-Rata Basis” shall mean vesting in an amount equal to a fraction not to exceed one (1), the numerator of which is the number of days the Executive was employed by the Company from the grant date for such award (or in the case of an Equity Award or a portion thereof subject to a performance period, the beginning of the performance period for such award) to the Termination Date, and the denominator of which is the number of total days from the grant date to the date that otherwise would have resulted in full vesting of the award (or in the case of an Equity Award or portion thereof subject to a performance period, the number of total days in the performance period for such award).
i.Termination Date. For purposes of this Agreement, “Termination Date” shall mean:
i.The date that the Board delivers written notice to the Executive of his termination of employment for Cause or on account of Disability;
ii.The date set forth in a written notice delivered to the Executive of his termination of employment without Cause, which shall not be less than thirty (30) days after the date of such notice or more than sixty (60) days after the date of such notice;
iii.The date set forth in a written notice delivered to the Board of the Executive’s resignation, with or without Good Reason, which shall not be less than thirty (30) days after the date of such notice, except as otherwise mutually agreed to by the Company and the Executive;
iv.The date that is the last day of the Term, determined pursuant to Section 1.1(a) and Section 1.1(b), except as otherwise mutually agreed to by the Company and the Executive; or
v.The date of the Executive’s death.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.
KITE REALTY GROUP TRUST

By: /s/ John A. Kite_____________
Name: John A. Kite
Title: Chairman & Chief Executive Officer

EXECUTIVE

/s/ Heath R. Fear_____________________

HEATH R. FEAR

SCHEDULE 1

REPORTING OFFICER

Chief Executive Officer of the Company

EXHIBIT A

EXCLUDED ACTIVITIES, PROPERTIES, AND INTERESTS

1.Passive investment (that is, investment so long as the Executive has no ability to participate in the operation or management of the assets) in private funds owning real estate.

EXHIBIT B
EXCLUSION FROM AFFILIATES

EXHIBIT C
WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT is entered into as of [TO BE DETERMINED AT TERMINATION OF EMPLOYMENT], by Heath R. Fear (the “Executive”) in consideration of the severance pay and severance benefits to be provided to the Executive by Kite Realty Group Trust (the “Company”) pursuant to Section 5 of the Executive Employment Agreement (the “Employment Agreement”) by and between the Company and the Executive (the “Severance Payment”).
1.Waiver and Release.
a.Subject to Section 1(b) of this Waiver and Release Agreement, the Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys, representatives, agents, successors, and assigns, hereby unconditionally and irrevocably releases, waives, and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims, obligations, liabilities, and damages, including attorneys’ fees, whether in law or in equity, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of the Waiver and Release Agreement, including but not limited to matters concerning his employment or separation from employment. Subject to Section 1(b) of this Waiver and Release Agreement, this release includes, but is not limited to, any payments, benefits, or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances, or regulations (including, but not limited to, the Indiana Civil Rights Law, the Indiana Wage Payment and Wage Claims Act, and any other state or local laws, ordinances, or regulations including those requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy, or loss of consortium.
b.Other than the Severance Payment and Compensation Accrued at Termination (as defined in the Employment Agreement), the Executive acknowledges and agrees that he is not entitled to and will not seek any further consideration for his service as an employee or agent of the Employer, including but not limited to, any other wages, commissions, bonus compensation of any kind, notice payment, severance, vacation pay, sick pay, pension benefits, compensation, or other benefits, except for the obligations of the Company (i) to make the Severance Payment, (ii) with respect to any vested and nonforfeitable rights under any award agreement entered into with the Executive pursuant to the Kite Realty Group Trust 2013 Equity Incentive Plan, as amended from time to time, and any successor plan thereto and under any other employee benefit plans or programs of the Employer, (iii) under any indemnification agreement with the Executive, or (iv) under this Waiver and Release Agreement.
c.The Executive understands that by signing this Waiver and Release Agreement that he is not waiving (i) any claims or administrative charges which cannot be waived by law, such as a claim challenging the validity of the release in this Waiver and Release Agreement; or (ii) his ability to provide any information in response to a valid subpoena, court order, other legal process or as otherwise required to be provided by law. He is waiving, however, any right to monetary recovery or individual relief should any federal, state, or local agency (including the Equal Employment Opportunity Commission) (“Government Agencies”) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company (other than with respect to those matters described in Section 1(b) and except as provided in Section 1(d)(iv) of this Waiver and Release Agreement). The Executive represents that he has not previously filed any claim or joined in any claim or suit against the Employer.
d.The Executive further understands that, notwithstanding anything herein to the contrary, nothing in this Waiver and Release Agreement shall (i) prohibit the Executive from making reports to Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency authorized to enforce laws against unlawful conduct, including discrimination; (ii) prohibit the Executive from making reports of possible violations of federal law or regulation to any Governmental Agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; (iii) require notification or prior approval by the Company of any reporting described in clauses (i) or (ii); or (iv) prohibit the Executive from receiving a reward paid by the Securities and Exchange Commission for providing information. The Executive understands that pursuant to 18 U.S.C. Section 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (x) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney solely for the purpose of reporting or investigation a suspected violation of law; or (y) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Additionally, an individual suing an employer for retaliation for reporting a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, provided the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
e.The Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit seeking monetary or other relief for himself on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement.
1.Acknowledgments.
The Executive is signing this Waiver and Release Agreement knowingly and voluntarily. He acknowledges that:
a.He is hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;
b.He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of the Waiver and Release Agreement and is signing this Waiver and Release Agreement knowingly and voluntarily of his own free will;
c.He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Waiver and Release Agreement and continues to honor the surviving terms of the Employment Agreement, including, but not limited to, Section 8 (Confidentiality; Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement) of the Employment Agreement;
d.He has been given at least forty-five (45) calendar days to consider this Waiver and Release Agreement, and if he signs this Waiver and Release Agreement prior to the end of the forty-five (45)-day period, he has done so voluntarily;
e.He may revoke this Waiver and Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Company. He further understands that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he revokes this Waiver and Release Agreement within the seven (7)-day revocation period, he will not receive the Severance Payment;
f.He has read and understands the Waiver and Release Agreement and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen and unforeseen claims presently asserted or otherwise arising through the date of his signing of this Waiver and Release Agreement that he may have against the Employer; and
g.No statements made or conduct by the Employer has in any way coerced or unduly influenced him to execute this Waiver and Release Agreement.
1.No Admission of Liability.
This Waiver and Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer; the Employer does not admit there has been any wrongdoing whatsoever against the Executive; and the Employer expressly denies that any wrongdoing has occurred.
1.Entire Agreement.
There are no other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and in signing this Waiver and Release Agreement, the Executive is not relying on any agreements or representations, except those expressly contained in this Waiver and Release Agreement.
1.Execution.
It is not necessary that the Employer sign this Waiver and Release Agreement following the Executive’s full and complete execution of it for it to become fully effective and enforceable.
1.Severability.
If any provision of this Waiver and Release Agreement is found, held, or deemed by a court of competent jurisdiction to be void, unlawful, or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.
1.Governing Law.
This Waiver and Release Agreement shall be governed by the laws of the State of Indiana, excluding the choice of law rules thereof.
1.Headings.
Section and subsection headings contained in this Waiver and Release Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Waiver and Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.
IN WITNESS WHEREOF, the undersigned has duly executed this Waiver and Release Agreement as of the day and year first herein above written.
EXECUTIVE

________________________________________